Exhibit 99.1

Atea Pharmaceuticals Reports Third Quarter 2025 Financial Results and Provides Business Update

Patient Enrollment on Track in Global Phase 3 Program for Treatment of Hepatitis C Virus (HCV), Topline Results from North America Trial Expected Mid-2026

New Data Show Bemnifosbuvir Has Unique Dual Mechanism Against HCV

New Data Presented at The Liver Meeting®, the Annual Meeting of AASLD, Support Bemnifosbuvir/Ruzasvir as a Potential Best-in-Class Therapy for the Treatment of HCV

Company Announces New Hepatitis E Virus (HEV) Development Program

Company Holding Conference Call Today at 4:30 PM ET

Company Hosting HCV KOL Event November 13th at 10 AM ET

BOSTON, Mass., November 12, 2025 – Atea Pharmaceuticals, Inc. (Nasdaq: AVIR) (Atea or Company), a clinical-stage biopharmaceutical company engaged in the discovery and development of oral antiviral therapeutics for serious viral diseases, today reported financial results for the third quarter ended September 30, 2025, announced new research findings, including evidence of a unique dual mechanism of action for bemnifosbuvir against hepatitis C virus (HCV) and the expansion of the Company’s antiviral pipeline with a new hepatitis E virus (HEV) program, and provided a business update.

The Company’s combination regimen of bemnifosbuvir, a nucleotide analog HCV NS5B polymerase inhibitor, and ruzasvir, an NS5A inhibitor, for the treatment of HCV is currently being evaluated in a global Phase 3 development program. This program is comprised of two Phase 3 clinical trials with C-BEYOND being conducted in the US and Canada and C-FORWARD being conducted outside North America. Patient enrollment is on track in both trials. The Company currently anticipates that C-BEYOND will be fully enrolled by the end of 2025 with topline results available mid-2026. Additionally, the Company expects patient enrollment in C-FORWARD to be completed mid-2026 with topline results available around the end of 2026.

During the past week, presentations made at The Liver Meeting 2025, the annual meeting of the American Association for the Study of Liver Diseases (AASLD) reported new data 1) supporting the antiviral potency of the bemnifosbuvir and ruzasvir regimen, 2) highlighting the regimen’s high barrier to resistance, and 3) demonstrating the high relative bioavailability of the bemnifosbuvir and ruzasvir fixed dose combination (FDC) commercial formulation. These data also support dosing of the FDC with or without food or with famotidine, an H2 blocker which can substantially diminish the effectiveness of HCV oral antivirals. The FDC commercial formulation is being used in the ongoing Phase 3 program. The Liver Meeting took place November 7-11 in Washington, DC.

The Company also announced today the expansion of its antiviral pipeline with a new HEV program, which includes two proprietary lead candidates with potent nanomolar antiviral activity against HEV in vitro.

“The significant progress we’ve made within the last quarter is a reflection of strong execution across our team and underscores our collective dedication to developing a potential best-in-class treatment option with a differentiated profile that meets the needs of today’s HCV patients,” said Jean-Pierre Sommadossi, PhD, Chief Executive Officer and Founder of Atea Pharmaceuticals. “Patient enrollment in our global HCV Phase 3 program remains on track, and we are looking forward to the first Phase 3 top line results in mid-2026. In addition to our HCV program, we are advancing new candidates derived from our internal nucleotide platform and are expanding our antiviral hepatitis pipeline to address the unmet needs of the many immunocompromised patients living with hepatitis E virus infection, a condition which can rapidly progress to cirrhosis.”

New Data Show Unique Dual Mechanism of Action (MoA) for Bemnifosbuvir Against HCV

Bemnifosbuvir, a nucleotide analog HCV NS5B polymerase inhibitor, has an established MoA of inhibition of HCV RNA leading to chain termination, blocking viral production and replication inside the host cell. However, new modeling of HCV viral kinetics from a Phase 1 monotherapy trial suggests that bemnifosbuvir may also inhibit the assembly/secretion of new HCV virions into the bloodstream, significantly reducing extracellular HCV RNA. This additional MoA of bemnifosbuvir is a mechanism previously only associated with NS5A inhibitors, such as ruzasvir and velpatasvir. New in vitro results confirm the dual MoA of bemnifosbuvir.

These new results, demonstrating the dual MoA of bemnifosbuvir, highlight the unique and differentiated profile of bemnifosbuvir and further explain the potency of the combination regimen of bemnifosbuvir and ruzasvir for the treatment of HCV.

Summary of Presentations at The Liver Meeting® 2025, the Annual Meeting of AASLD

Highlights from the three presentations included:

•

A resistance analysis from a Phase 2 study of the combination of bemnifosbuvir and ruzasvir demonstrated that SVR12 rates were not impacted by resistance associated substitutions (RASs). These data support the regimen’s high barrier to resistance in patients infected with HCV. Viral kinetics and pharmacokinetic analyses indicated that most of the viral failures were due to treatment non-adherence.

•

Results from a Phase 1 study in healthy participants demonstrated the high relative bioavailability of the bemnifosbuvir and ruzasvir FDC commercial formulation. These results also support dosing of the FDC with or without food or with famotidine, an H2 blocker which can substantially diminish the effectiveness of HCV oral antivirals.

•

Multiscale modeling predicted that the combination regimen of bemnifosbuvir and ruzasvir inhibits both intracellular replication of HCV, as well as viral assembly and secretion of new HCV virions into the bloodstream in patients with chronic HCV infection, with a modeled time to cure of approximately 7 to 8 weeks. Because the regimen suppresses the virus at multiple critical stages, the data support the potential of the combination regimen as a simplified, short-duration therapy for chronic HCV.

The poster presentations from The Liver Meeting can be accessed here.

New Development Program for HEV

The Company is advancing two novel, proprietary development candidates, AT-587 and AT-2490, which have exhibited potent nanomolar antiviral activity in vitro against HEV genotypes GT-1 and GT-3. Investigational new drug (IND) enabling studies of AT-587 and AT-2490 are ongoing to select the clinical candidate for a Phase 1 program, which is anticipated to begin in mid-2026.

Chronic HEV GT-3 and GT-4 infections occur most frequently in immunocompromised individuals with the potential of rapid progression to cirrhosis, particularly in at-risk populations including solid organ transplant recipients and patients with hematological malignancies, a history of haematopoietic stem cell transplant (HSCT) and pre-existing liver disease. There are currently no approved antiviral therapies for this unmet medical need. Current interventions include a reduction of immunosuppressives and treatment with ribavirin, an antiviral associated with safety concerns and limited efficacy for HEV. Each of these options pose substantial challenges for immunocompromised patient populations infected with HEV.

Phase 3 C-BEYOND and C-FORWARD Trials in Adults with Chronic HCV

The Company’s HCV global Phase 3 development program includes two open-label Phase 3 trials, C-BEYOND being conducted in the US and Canada, and C-FORWARD being conducted outside of North America. Each Phase 3 trial is enrolling approximately 880 treatment-naïve patients, including those with or without compensated cirrhosis. The trials compare the bemnifosbuvir and ruzasvir FDC commercial formulation to the FDC regimen of sofosbuvir and velpatasvir. The regimen of bemnifosbuvir and ruzasvir is administered orally once-daily for eight weeks (in patients without cirrhosis) or 12 weeks (in patients with compensated cirrhosis) while the regimen of sofosbuvir and velpatasvir is administered orally once-daily for 12 weeks to all patients, with or without compensated cirrhosis.

The primary endpoint for each trial is HCV RNA < lower limit of quantitation (LLOQ) at 24 weeks from the start of treatment and encompasses sustained virologic response 12 weeks post-treatment (SVR12) in each arm. Measurement at 24 weeks from the start of treatment is to ensure the primary endpoint occurs at the same relative time point from the start of treatment in all patients.

Physician Perspectives – Key Market Research Finding

A survey of healthcare providers who treat HCV patients revealed they are seeking a new treatment option offering high efficacy, a short treatment duration and a low risk of drug-drug interactions to address the needs of the current HCV patient population as up to 80 percent of patients take multiple medications to manage comorbidities and coinfections. The healthcare providers surveyed are among the 153 top prescribers of direct acting antivirals (DAA) in the US, including 86 gastroenterologist/hepatologists, 34 infectious disease specialists and 33 internal medicine specialists. IQVIA conducted the survey as part of independent quantitative market research commissioned by the Company.

Upcoming HCV Key Opinion Leader (KOL) Discussion Panel Event

Atea will host a virtual event for investors with a panel of leading HCV clinical experts on Thursday, November 13 at 10:00 AM ET. To register, click here.

The panel will include global leaders in hepatology and HCV research and treatment, including:

•	Jordan Feld, MD, MPH – University of Toronto, Toronto General Hospital, Canada

•	Eric Lawitz, MD – Texas Liver Institute, University of Texas Health San Antonio, US

•	Anthony Martinez, MD – University of Buffalo, Erie County Medical Center, US

•	Nancy Reau, MD – Rush University Medical Center, Chicago, US

These experts will discuss the current challenges patients and prescribers face in the diagnosis and treatment of HCV, strategies for advancing global HCV elimination efforts and the potential benefits a next-generation treatment option with an optimized profile could provide for prescribers and patients.

Company management will discuss the HCV commercial market opportunity, provide an update on the ongoing global Phase 3 clinical development and review new data supporting the regimen of bemnifosbuvir and ruzasvir for the treatment of HCV, followed by a live Q&A session.

Business Updates

•

In April 2025, Atea announced that its Board of Directors had authorized the repurchase of up to $25 million of the Company’s common stock. Under the program, which is now completed, the Company repurchased an aggregate of 7,673,793 shares of common stock at an average purchase price of $3.26 per share. All repurchased shares were retired and returned to authorized but unissued status. The Company currently has 78,126,796 shares outstanding.

•

The Company continues to evaluate options to maximize shareholder value. Given that the Company believes the HCV Phase 3 clinical development results will drive shareholder value and catalyze business development discussions, the Company has concluded its formal engagement with Evercore. The Company remains open to consideration of all opportunities to drive shareholder value including potential strategic transactions.

Third Quarter 2025 Financial Results

Cash, Cash Equivalents and Marketable Securities: $329.3 million on September 30, 2025, compared to $454.7 million at December 31, 2024.

Research and Development Expenses: Research and development expenses increased by $12.2 million from $26.2 million for the three months ended September 30, 2024 to $38.3 million for the three months ended September 30, 2025. The net increase was primarily driven by increased external spend related principally to the HCV Phase 3 clinical development program partially offset by substantially lower COVID-19 external spend as a result of the COVID-19 Phase 3 SUNRISE-3 clinical trial being completed in 2024 together with lower internal research and development expenses primarily related to a decrease in stock-based compensation and payroll related expenses in the three months ended September 30, 2025.

General and Administrative Expenses: General and administrative expenses decreased by $3.8 million from $11.0 million for the three months ended September 30, 2024 to $7.2 million for the three months ended September 30, 2025. The net decrease was primarily related to lower stock-based compensation expense.

Interest Income and Other, Net: Interest income and other, net, decreased by $2.6 million for the three months ended September 30, 2025, compared to the three months ended September 30, 2024, primarily due to lower investment balances.

Income Taxes: Income tax expense of $0.2 million was recorded for each of the three months ended September 30, 2025 and 2024.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses
Research and development	$38,347	$26,159	$100,206	$118,430
General and administrative	7,220	11,043	25,747	35,494

Total operating expenses	45,567	37,202	125,953	153,924

Loss from operations	(45,567)	(37,202)	(125,953)	(153,924)
Interest income and other, net	3,714	6,277	13,077	19,782

Loss before income taxes	(41,853)	(30,925)	(112,876)	(134,142)
Income tax expense	(196)	(226)	(606)	(700)
Net loss	$(42,049)	$(31,151)	$(113,482)	$(134,842)

Other comprehensive loss
Unrealized gain on available-for-sale investments	201	921	5	434

Comprehensive loss	$(41,848)	$(30,230)	$(113,477)	$(134,408)

Net loss per share - basic and diluted	$(0.53)	$(0.37)	$(1.37)	$(1.60)

Weighted-average number of common shares - basic and diluted	79,052,154	84,422,000	82,623,806	84,198,117

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$329,309	$454,721
Working capital(1)	315,963	443,752
Total assets	342,963	464,668
Total liabilities	27,183	25,801
Total stockholder’s equity	315,780	438,867

(1)

Atea defines working capital as current assets less current liabilities. See the Company’s condensed consolidated financial statements in its Quarterly Report on Form 10-Q for the three months ended September 30, 2025 for further detail regarding its current assets and liabilities.

Conference Call and Webcast

Atea will host a live conference call and audio webcast today, Wednesday, November 12, 2025, at 4:30 p.m. ET to report financial results for the third quarter ended September 30, 2025, and to provide a business update.

To access the live conference call, participants may register here. The live audio webcast of the call will be available under “Events and Presentations” in the Investor Relations section of the Atea Pharmaceuticals website at ir.ateapharma.com. To participate via telephone, please dial 1-877-300-8521 (US) or 1-412-317-6026 (International) and use conference ID number 10203461.

An archive of the audio webcast will be available on Atea’s website approximately two hours after the conference call concludes and will remain available for at least 90 days following the event.

About HCV

HCV is a blood-borne, positive-sense, single-stranded (ss) RNA virus that primarily infects liver cells. HCV is a leading cause of chronic liver disease and liver transplants, spreading via blood transfusion, hemodialysis and needle sticks, with approximately 240,000 deaths occurring each year. Despite the availability of direct-acting antivirals, HCV continues to be a significant global healthcare issue. An estimated 50 million people worldwide are chronically infected with HCV and there are approximately one million new infections each year. In the US, between 2.4 and 4.0 million people are estimated to have HCV with annual new infections outpacing treatment rates. HCV infections in the US predominate in patients in the age group between 20-49 years old, and it is estimated that less than 10% of HCV-infected patients in the US have cirrhosis. Chronic HCV infection is the leading cause of liver cancer in the US, Europe and Japan.

About HEV

HEV is a positive-sense, single-stranded RNA virus that primarily infects liver cells. Transmitted via the fecal-oral route, waterborne transmission of HEV (GT-1 and GT-2) causes acute epidemics in developing countries, while foodborne transmission (GT-3 and GT-4) causes chronic infection in immunocompromised people in developed countries. There are an estimated 20 million HEV infections annually, resulting in an estimated 3 million symptomatic cases and an estimated 70,000 HEV-related deaths. While the virus is self-limiting in certain patient populations, other patient populations, particularly those with compromised immunity, including solid organ transplant recipients, hematopoietic stem cell transplant (HSCT) recipients, patients with hematologic malignancies, and patients with pre-existing liver disease, are at risk of rapid progression to cirrhosis. Despite the growing number of patients in high-risk populations in the US and EU, there is currently no approved antiviral therapy available for the treatment of HEV, and the treatment currently used is indicated for other viruses and poses challenges including safety concerns and limited HEV efficacy. Atea’s initial HEV clinical efforts will focus on developing a product candidate for the treatment of immunocompromised patients with HEV GT-3 and GT-4 infections.

About Atea Pharmaceuticals

Atea is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral antiviral therapies to address the unmet medical needs of patients with serious viral infections. Leveraging Atea’s deep understanding of antiviral drug development, nucleos(t)ide chemistry, biology, biochemistry and virology, Atea has built a proprietary nucleos(t)ide prodrug platform to develop novel product candidates to treat single stranded ribonucleic acid, or ssRNA, viruses, which are a prevalent cause of serious viral diseases. Atea plans to continue to build its pipeline of antiviral product candidates by augmenting its nucleos(t)ide platform with other classes of antivirals that may be used in combination with its nucleos(t)ide product candidates. Atea’s lead program is the regimen of bemnifosbuvir, a nucleotide analog polymerase inhibitor, and ruzasvir, an NS5A inhibitor, to treat HCV. For more information, please visit www.ateapharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to statements regarding the potential best-in-class profile of the bemnifosbuvir/ruzasvir regimen for the treatment of HCV, the potential opportunity to advance efforts to eradicate HCV, future results of operations and financial position, business strategy, and anticipated milestone events and timelines for clinical trials. When used herein, words including “expected,” “should,” “anticipated,” “believe,” “will,” “plans,” and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Atea’s current expectations and various assumptions. Atea believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Atea may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, uncertainties inherent in the drug discovery and development process and the regulatory submission or approval process, unexpected or unfavorable safety or efficacy data or results observed during clinical trials or in data readouts; delays in or disruptions to clinical trials or our business; our reliance on third parties over which we may not always have full control; our ability to manufacture sufficient commercial product; competition from approved treatments for HCV; dependence on the success of Atea’s most advanced product candidates, in particular the bemnifosbuvir/ruzasvir regimen for the treatment of HCV; as well as the other important factors discussed under the caption “Risk Factors” in Atea’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 as such factors may be updated from time to time in its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Atea may elect to update such forward-looking statements at some point in the future, except as required by law, it disclaims any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing Atea’s views as of any date subsequent to the date of this press release.

Contacts

Jonae Barnes

SVP, Investor Relations and Corporate Communications

617-818-2985

Barnes.jonae@ateapharma.com

Joyce Allaire

LifeSci Advisors

jallaire@lifesciadvisors.com